Registration Nos. 333-113180, 333-105072, and 333-27469
Filed pursuant to Rule 424(b)(3)
COMMON STOCK
(Par Value $1.00 Per Share)

STICKER TO REOFFER PROSPECTUS
TEMPLE-INLAND INC. 1993 STOCK OPTION PLAN
TEMPLE-INLAND INC. 1997 STOCK OPTION PLAN
TEMPLE-INLAND INC. 2001 STOCK INCENTIVE PLAN
TEMPLE-INLAND INC. 2003 STOCK INCENTIVE PLAN
     This sticker serves to supplement the Reoffer Prospectus dated March 1, 2004, to provide information with respect to Selling Stockholders.
     Mr. David W. Turpin owns 3,650 shares of Common Stock, which were acquired pursuant to the exercise of options granted pursuant to the Temple-Inland Inc. 1993 Stock Option Plan. Mr. Turpin is eligible to sell pursuant to this Reoffer Prospectus all of such shares. Mr. Turpin is the Treasurer of the Company and is currently the beneficial owner of 95,537 shares of Common Stock, including 3,650 shares issuable upon the exercise of options that are exercisable within 60 days. After completion of the offering, Mr. Turpin will own 91,887 shares of Common Stock, which is less than one percent of the issued and outstanding shares of Common Stock.
     This sticker is part of the Reoffer Prospectus and must accompany the Reoffer Prospectus to satisfy prospectus delivery requirements under the Securities Act of 1933, as amended.
The date of this sticker is December 11, 2006.